Exhibit 99.2

Fourth Quarter 2004 Conference Call

Statement of Jim Hartman, Mark Kraus and Jim Mellor

Enpath Medical, Inc.

February 23, 2005

Welcome to the Enpath Medical fourth quarter, 2004 conference call.  Thank you for joining us today.  I am Jim Hartman, Chairman and Chief Executive Officer of Enpath Medical.  My comments today will contain forward-looking statements that involve risks and uncertainties.  Any number of factors could cause our results to vary from those that may be anticipated by some statements made today.  You should read our press release issued this morning and our SEC filings, specifically our 2003 Annual Report on Form 10-K filed in March 2004 and our subsequent Forms 10-Q and Forms 8-K, for a listing of some of the factors that could cause results to differ materially.

This is the completion of our first year as Enpath Medical and as the merged business of the former Medamicus, Inc. and BIOMEC Cardiovascular, Inc. that occurred on October 23, 2003.  Joining me on the call today is Mark Kraus, our Sr. VP and Chief Technology Officer, and Jim Mellor, Sr. VP of Sales and Marketing.

During my remarks today I will highlight and expand on certain aspects of our 2004 and fourth quarter financial results that were outlined in our press release issued this morning.  Jim, Mark and I will then provide our outlook and guidance for the remainder of the year.   At the conclusion of our remarks, we will be available to answer questions.

I want to preface my comments on our fourth quarter and 2004 results by calling attention to the fact that we have combined the results of the BIOMEC business or Lead Technologies, with those of our existing Delivery Systems business beginning October 23, 2003.  Therefore the fourth quarter results for 2003 reflect results from October 23 to the end of the year.  As I refer to our two businesses, I will use the name Delivery Systems operation to indicate the former Medamicus and the Lead Technologies operation to refer to the BIOMEC Cardiovascular organization.

Fourth quarter revenues were $7.8 million, compared to $6.6 million in the fourth quarter of 2003, a 20% increase.  Sales at the Delivery Systems Division increased approximately $1.9 million to nearly $5.9 million in the fourth quarter, or nearly 47%, when compared to the previous year.  This was the largest sales quarter in the Division’s history.  Sales of our core introducer product line increased 56% from $2.8 million to $4.4 million, reflecting growth in sales from several of our largest customers.  We anticipate sales of Delivery Systems products will be lower in the first quarter of 2005 due to seasonal order patterns by two of our larger customers.

2004 sales at the Delivery Systems Division totaled $20.9 million, a 23% increase over 2003.  Sales of introducer products totaled $16.5 million, a 32% increase over 2003, while our remaining product categories were similar or slightly down compared to 2003.

FlowGuard introducers in the dialysis market have been very favorably received and several of our introducer customers in this market are now incorporating the FlowGuard into their procedural kits.  Although adoption in the pacing market has been somewhat slower than hoped, we believe a number of promotional activities in the upcoming months will heighten awareness of the safety benefits of the FlowGuard product.

Sales at our Lead Technologies Division declined during the fourth quarter from over $3 million in 2003, although only $2.5 million was actually recorded in our financial results for last year, to $2.0 million in the fourth quarter of 2004.  As we discussed in previous releases, the Division’s largest customer informed us early in the first quarter of 2004 that it would be reducing its orders for the next several quarters while it adjusted an inventory overstock situation.  Additionally, we discontinued several contract manufacturing projects at the end of 2003 plus one project in May of this year because they were not consistent with our business model or product focus.  While discontinuing those projects resulted in reduced sales compared to last year, it has opened manufacturing floor space that will be used for the launch of the Myopore RxTM steroid epicardial lead and FasTac FlexTM delivery tool.

For 2004, sales at the Leads Division totaled $8.5 million, a 19% decline over the $10.5 million in sales achieved in 2003.  Only $2.5 million of the 2003 sales were included in our consolidated financial statements.

Fourth quarter gross margins on a consolidated basis were 36.4% compared to 37.4% a year ago, while for the year 2004, gross margins were 37.9% compared to 40.7% in 2003 when only the last quarter at the Leads operation was included in our results.  Gross margins for the Delivery Systems Division were 44.0% for the quarter compared to 42.9% a year ago.  For the year, gross margins on delivery systems products totaled 44.9%, a substantial improvement from 42.5% in 2003.  The improved margins were the result of internal initiatives aimed at improving yields, as well as from the efficiencies of higher levels of production.

At our Leads Division gross margins decreased to 13.6% for the quarter and 20.6% year-to-date.  This outcome is attributable to the low level of sales in the quarter and for the year, which caused a good portion of overhead to go unallocated to production and resulted in the underutilization of production staff.

In 2003, we spent $2.0 million on R & D or 10.1% of sales.   In the fourth quarter and for all of 2004, research and development expenditures were $1.4 million and $4.7 million and as a percent of sales were 18.3% and 16.0%, respectively. A good portion of this substantial increase is related to our efforts to gain FDA marketing clearance for the Myopore Rx steroid epicardial lead and development work on the FasTac Flex delivery tool, as well as completing the work necessary to file our submissions for European approval.    At the Delivery Systems Division, substantial R & D dollars were dedicated towards the steerable introducer technology, both as it applies to partnerships with other companies’ therapeutic products, and, in bringing our own proprietary product to the FDA for marketing clearance.  Because we are continuing to work with the FDA to accommodate their request for additional information related to the Myopore Rx, we expect first quarter 2005 research and development expenditures to equal or exceed the fourth quarter of last year.

Selling, general and administrative expenses were 17.7% of sales for the quarter, and 18.4% for the year.  We continue to experience larger than expected legal, accounting and consulting fees as we work towards compliance with the Section 404 Internal Control requirements of the Sarbanes-Oxley Act which we need to comply with by the end of 2005.  Much of that work is underway.  We also incurred costs related to our corporate integration and name change activities during 2004 which impacted these costs by almost 1%.  As sales increase, we will see a decrease in the percentage of dollars spent on administrative expenses.  However, the ever-increasing compliance requirements for publicly traded companies will not likely allow us to decrease the actual spending in this area.

In the second quarter of 2004, we elected to write down our investment in safety needle technology and equipment by $2.8 million.  On an after tax basis the write down reduced our net income by $1.9 million.  As a result we lost $1.3 million, or $.22 per share, during 2004.  Eliminating that one time charge would have resulted in net income for the year of approximately $600,000 or $.10 per share in a year that was extremely challenging with the reduced sales and high research and development expenses at our recently acquired Lead Technologies operation.  We have provided a reconciliation schedule from this non-GAAP accounting analysis to GAAP accounting at the end of this script which was filed on an 8-K today with the SEC.

At the end of 2004, we had $882,000 borrowed on our $3 million line of credit.  We also had $363,000 of cash which we had not been able to apply to the line as of December 31, which if applied to the line of credit would have resulted in net borrowings of just over $500,000 at the end of the year.  During the year we paid down $1 million on our long-term debt pursuant to our five year payment schedule.  Our inventory levels increased during the year as we moved to a new distribution strategy of maintaining higher levels of finished goods for our customers.  While this strategy has the short term impact of increasing our inventories, it significantly simplifies the process our customers go through when they order our products.  We expect to bring inventory balances in line with more historical levels over the next few quarters as we achieve higher levels of sales.

As previously discussed, we have one final contingent payment to BIOMEC Inc. related to the acquisition of BCI in October 2003.  That payment is equivalent to the increase in sales of proprietary products in 2004 at the Lead Technologies operation compared to 2003.  The actual increase was $489,000 and, we have recorded this amount as a liability due March 31, 2005.  Of this amount 20% will be paid in cash and the remainder in stock using a pre-agreed upon stock price of $11.56 which computes to approximately 33,800 shares.

During 2004, we maintained a Divisional structure with our Delivery Systems and Lead Technologies operations primarily to not inhibit the opportunity for the Lead Technologies Division to achieve the earn-out discussed above.  Effective January 1, 2005, that structure has been eliminated and we began functioning as one company with a common organizational structure.  To that end, Mark Kraus assumed the position of Sr. Vice President and Chief Technology Officer, and Jim Mellor as Sr. VP of Sales and Marketing.    We are in a search for a Chief Operations Officer to round out our senior management team.

Mark Kraus and Jim Mellor have joined me today in their new respective positions of leading Research and Development and Sales and Marketing.  I’ve asked Jim to enlighten us on the key markets we are pursuing with our product development activities as well as updating you on the regulatory situation with the Myopore Rx.  Mark will then highlight the key development projects we have underway.  Jim.

JIM MELLOR Ca

As you know the sales of our current epicardial leads, as well as the pending steroid epicardial leads, are benefiting from the strong growth in the CRT (Cardiac Resynchronization Therapy) market.  The energy savings benefit associated with our steroid leads should further enhance our position in this market. With reimbursement anticipated soon for an expanded pool of heart failure patients, the CRT market should continue to exhibit growth in the 20+% range in 2005.  In addition to the overall CRT market growth, we should also begin to benefit from clinical publications investigating reasons why some patients don’t respond well to cardiac resynchronization therapy.  We postulate that one of the key reasons for non-response to CRT is sub-optimal left ventricular lead placement due to the limitations of the coronary venous system.  Enpath will be sponsoring one of a number of clinical studies that will compare CRT response from CS (coronary sinus) placed leads versus epicardially placed leads.  We believe this data, together with improved minimally invasive surgical techniques will drive the growth of the epicardial lead segment higher than the overall CRT market growth rate.

In regard to the U.S. regulatory approval of the Myopore Rx steroid epicardial leads, the FDA has scheduled a meeting for March 7th to determine if they now have sufficient information to move forward on the regulatory path determination.  The results of this meeting should give Enpath a better indication of submission steps going forward, as well as the timing of the approval cycle.  We continue to dialog with our notified body in Europe on our steroid epicardial CE submission, however we have not received a firm commitment on their approval.  We are still anticipating a first quarter release.

In our strategic planning process at the end of last year, we determined that our proprietary advanced delivery catheters would be targeted initially at the atrial fibrillation (AF) ablation and carotid stenting markets.  Our delivery catheters will serve as transseptal steerable sheaths to facilitate the placement of ablation catheters in the treatment of AF.  In addition, the second steerable sheath iteration will be an important component of a carotid artery stenting system.

The AF ablation market has been served by off-label ablation catheters for some time, while the carotid stent market has just begun to ramp up due to the FDA clearance of the Guidant system last summer. Both of these market opportunities together represent a potential of $25 million going forward.

We are in final negotiations with the three EP catheter market leaders for an exclusive arrangement  to distribute our transseptal steerable sheath.  We are currently working with key clinicians to optimize this sheath configuration for this application.

Lastly, we believe the high-growth neuromodulation market represents our most significant long-term opportunity.  We are currently developing proprietary and contract stimulation leads for spinal cord stimulation, deep brain stimulation, and gastric stimulation.

MARK

While the primary effort related to the steroid lead has been regulatory in nature, we have completed the remaining development and manufacturing readiness items for this product.  We will be ready to ship product almost immediately once we receive either FDA or CE market clearance notification.  Additionally, we have been diligently working on the completion of the FasTac Flex, steerable Epicardial lead introducer system and our steerable delivery sheaths.  During the fourth quarter we took the opportunity to implement some design changes on the FasTac Flex device.  While these design changes have caused a slight delay in the launch of this product, they will give us much greater assurance that the device will be efficiently manufactured and highly reliable.  The feedback from the clinical community on this device continues to be very favorable.  The FasTac Flex device will be launched in the US in May, with CE submission and approval anticipated before the end of the third quarter.

In mid December we finished the development work necessary to submit for our 510(k) market clearance approval on full range steerable delivery sheaths for a wide range of clinical applications.  Based on our early conversations with FDA regarding this product, we are confident that we will receive market clearance around the beginning of the second quarter of this year.  Initial release of the product will commence upon receipt of the FDA clearance, and full market release of an ergonomically designed handle will occur in the third quarter.  Also, during the fourth quarter of 2004, we continued working on the steerable catheters for our partner companies.  One of the partner companies began their primary product clinical study using our device in Europe, and two additional companies are anticipating that they will begin their clinical studies sometime in the second quarter.  While the catheters being developed for our partner companies are designed to work with their specific primary interventional product, our 510(k) market clearance submission will cover each of their catheter configurations.

We currently have a total of 16 technical individuals who are dedicated to completing our internal proprietary product development as well as those projects associated with our partner companies. With our considerable expertise in the development of specialized leads and delivery systems, we are continuously introduced to opportunities to develop these types of products for innovative new interventional and stimulation procedures. To assure that we meet our future growth goals, a number of these partner company opportunities are highly desirable for us to pursue. As such we are currently expanding our engineering group so that we can take full advantage of these opportunities.

Thanks, Mark.

As stated in our press release today, and as Jim has outlined for you, we are still uncertain as to the timetable for gaining FDA marketing clearance for the Myopore Rx, but while we are hopeful the timetable is short, it is possible this process could go into the second half of 2005, or longer, if the FDA requests even more extensive data.  As a result, we believe it is prudent to modify our earlier revenue guidance to reflect the possibility of a longer delay than anticipated in our earlier estimate.  Therefore, if we are unable to launch in the US until the third quarter of 2005, we believe an estimated revenue range of $32.5 -$34 million and an earnings range of $.25 to $.35 per fully diluted share are attainable.

We also disclosed that one of our original partners for distributing the product has notified us that they intend to terminate their supply agreement unless approval is received in the next several weeks, although they plan to continue to buy our current epicardial lead for the foreseeable future. We do not anticipate the loss of this distribution partner for the Myopore Rx to have a material impact on 2005 revenue.

We expect sales in the first quarter of 2005 to fall in the $6.5 to $7.0 million range, approximately $1 million less than in the fourth quarter of 2004 due to order patterns of two key customers, and because of the reduced first quarter sales and the substantial costs associated with responding to the FDA, we will have a net loss in the first quarter of 2005.

While the timetable for FDA clearance of our steroid lead is uncertain, two of our three partners, including the most significant partner, are committed to stay the course.  While the delays, and the costs of responding to those delays, will compromise our first half year results, we are optimistic that the second half of the year, with the anticipated steroid lead launch, the FasTac Flex launch and the market introduction of our steerable introducer product line as both a stand-alone product as well as a part of our partners product introductions, will initiate the start of a period of rapid revenue and earnings growth.  The recent completion of our four year strategic plan has clearly focused our resources on market opportunities that should drive our growth for years to come.  As employees of Enpath Medical we are proud to be in the business of developing medical products that improve the quality of patient care.  It is noble work.  Our highly dedicated and motivated group of employees is committed to building a very special and very successful organization.

Thank you for listening today.  Mark, Jim and I will answer any questions you may have.

Non-GAAP Reconcilliation Schedule

	As Reported	Pro Forma
Net income (loss)	$(1,296,366)	$(1,296,366)
Add back impairment charge	0	2,809,199
Subtract income tax benefit	0	(898,944)
Revised net income (loss)	$(1,296,366)	$613,889

Earnings (loss) per share:
Basic	$(0.22)	$0.11
Diluted	$(0.22)	$0.10

Weighted average shares
Basic	5,843,103	5,843,103
Diluted	5,843,103	6,092,409